EXHIBIT 10

AMENDED AND RESTATED SEPARATION AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT is entered into as of this 8th day of December, 2011, by and between Rick L. Ginther, an individual, for and on behalf of himself and his successors, heirs, family and assigns (“Ginther”) and The Commercial and Savings Bank of Millersburg, a state bank organized and existing under the laws of the State of Ohio (“Bank”);

WHEREAS, the purpose of this Agreement is to set forth certain understandings which have been reached between Ginther and Bank;

WHEREAS, Ginther has been an employee of Bank since on or about July 21, 2003; and

WHEREAS, both Ginther and Bank desire to end the employment relationship between them with a minimum of hardship to Ginther and disruption to Bank.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1. Ginther shall be permitted to resign his employment with Bank effective at the close of business on December 31, 2011 (the “Separation Date”). Ginther shall be permitted to disclose the fact that he resigned his employment for personal reasons.

2. Through December 31, 2011, Bank shall pay Ginther the salary and shall provide Ginther with the employee benefits he is receiving from the Bank as of the date on which this Separation Agreement is executed. On the first regular Bank pay date in 2012, Bank shall pay Ginther $97,137.00 in a lump sum, subject to applicable withholding requirements.

3. Through June 30, 2012, for so long as Ginther is eligible for and elects to exercise his right to purchase continuation health insurance benefits under the Comprehensive Omnibus Budget Reconciliation Act of 1985, as amended (hereinafter referred to as “COBRA”), Bank shall pay that portion of Ginther’s monthly health insurance premium which Bank paid immediately prior to December 31, 2011. In the event that Ginther decides not to elect COBRA coverage or if he otherwise ceases to be entitled by law to COBRA coverage, the obligation of Bank under this paragraph 3 to make such payment shall cease and terminate.

4. Bank shall reimburse Ginther’s country club dues, through June 30, 2012, on the same terms as were in effect prior to the parties entering into this Separation Agreement.

5. Ginther will be eligible for consideration of a bonus payment of up to 30% of his 2011 Base Salary at the discretion of the Board of Directors of Bank, at such time as the Board of Directors makes bonus determinations for other members of the executive management team in 2012.

6. Immediately upon the Separation Date, Ginther shall return to Bank any and all property of Bank in his possession including, but not limited to, his cellular phone, keys, equipment, all documents and computer files. Ginther agrees that he shall not take, copy, use or reveal to any person in any form or manner, any documents, computer files or information which Bank deems confidential or proprietary, including, but not limited to, financial information, business and strategic plans, and other confidential materials or information.

7. Any employment agreement or other relationship between Ginther and Bank, including but not limited to their July 21, 2003 Employment Agreement, is hereby rendered null and void in its entirety and shall have no further force or effect, except that Section 4 of the Employment Agreement shall remain in effect through December 31, 2012 and Sections 5 and 6 of the July 21, 2003 Employment Agreement shall remain in full force and effect.

8. Ginther hereby releases and forever discharges Bank, its operating companies or entities, subsidiary companies or entities, its parent companies or entities, its affiliated companies or entities, their shareholders, officers, directors, trustees, employees, associates, agents, benefit plans, successors and assigns from any and all claims, demands or rights of action which exist as of the date this Agreement is executed, whether contractual, common law or statutory, whether known or unknown, including but not limited to claims which may in any way relate to Ginther’s employment and association with Bank or the termination of that employment and association, including, but not limited to claims arising under the Age Discrimination in Employment Act. Subject to the last sentence of paragraph 12 below, this Agreement amends, restates and supersedes in its entirety the Separation Agreement and General Release, dated as of October 27, 2011, between Ginther and Bank (the “Original Agreement”).

9. Bank hereby releases Ginther from any and all claims, demands or rights of action which exist as of the date this Agreement is executed, whether contractual, common law or statutory, whether known or unknown, including but not limited to claims which may in any way relate to Ginther’s employment and association with Bank or the termination of that employment and association.

10. Ginther shall keep confidential and not disclose to any person or any entity or encourage or facilitate the disclosure to any person or entity the terms of this Agreement, including but not limited to the monetary amount of this Agreement. Notwithstanding the foregoing, Ginther may disclose to prospective employers the existence of Sections 4, 5 and 6 of the July 21, 2003 Employment Agreement. Notwithstanding anything to the contrary contained herein, the confidentiality provisions of this paragraph shall remain in full force and effect with respect to each term or provision of this Agreement unless and until such term or provision becomes part of the public domain through no act, omission or fault of Ginther.

11. Ginther shall not voluntarily make any oral or written statements or reveal any information to any person, company, or agency which may be construed to be negative, disparaging or damaging to Bank’s reputation or Bank’s business, or which would interfere in any way with Bank’s business relations with the general public.

12. Ginther acknowledges that he has been advised by this writing to consult with an attorney and has had the opportunity to take at least 21 days in which to review and consider this Agreement and to consult with legal counsel with respect thereto. Ginther further acknowledges that he has entered into this Agreement voluntarily and of his own free will. Ginther acknowledges his right to revoke this Agreement within seven days following the execution hereof by giving written notice thereof to Bank. In the event of such revocation, (a) this Agreement shall become null and void and no party hereto shall have any rights or obligations hereunder and (b) the Original Agreement shall be automatically reinstated in its entirety and shall thereafter remain in full force and effect in accordance with its terms.

13. This Agreement shall not be construed in any manner as an admission by Bank that it has violated any law, policy or procedure or acted wrongfully with respect to Ginther or any other person, or that Ginther has any rights whatsoever against Bank. Ginther acknowledges that Bank specifically disclaims any liability to Ginther arising from his employment relationship with Bank or the termination of that relationship.

14. This Agreement shall be construed under the laws of the State of Ohio.

Signed as of this 8th day of December, 2011.

/s/ Margaret L.Conn	/s/ Rick L. Ginther
Witness	Rick L. Ginther

THE COMMERCIAL AND SAVINGS BANK OF MILLERSBURG

/s/ Margaret L. Conn	By: /s/ Eddie L. Steiner
Witness
Its: Chairman